SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    June 13, 2003

GENOME THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Beaver Street

Waltham, Massachusetts 02453

(Address, of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s Telephone number including area code)

Page 1 of 3 pages.

Item 5.    OTHER EVENTS

As part of a succession process initiated two years ago, Genome Therapeutics’ former Chief Executive Officer and Chairman, and current member of the Company’s Board of Directors, Robert J. Hennessey, has established a stock sale plan, in accordance with Securities and Exchange Commission Rule 10b5-1. The purpose of the plan is to facilitate the sale of shares issuable to Mr. Hennessey under a stock option granted to him by the Company prior to the expiration of the option.

As described in the Company’s Proxy Statement mailed to shareholders in April 2003, Mr. Hennessey has an option, issued to him when he joined the Company in 1993, to purchase 630,000 shares of Common Stock at an exercise price of $1.63 per share. As part of a retirement agreement made effective April 1, 2003, a schedule of expiration dates for this option was put in place as follows: 157,500 shares expire September 30, 2003, and 78,750 shares expire on each of December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 and March 15, 2005, respectively.

Under the plan, the shares subject to the option may be sold prior to expiration of the option if the Company’s share price exceeds certain thresholds. The plan provides that sales are spread out over the remaining term of the option.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits officers and directors of public companies to adopt predetermined written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information. As a result, officers and directors are able to gradually diversify their investment portfolio in a manner that attempts to minimize the market effect of stock sales by spreading them out over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOME THERAPEUTICS CORP.

By	/s/ STEPHEN COHEN
Name: Title:	Stephen Cohen Senior Vice President and Chief Financial Officer

Date: June 13, 2003